Appvion Reports Improved Second Quarter 2017 Results

APPLETON, Wis., Aug. 7, 2017 /PRNewswire/ -- Appvion recorded second quarter operating income of $5.1 million compared to operating income of $3.9 million for second quarter 2016. The improved earnings in second quarter 2017 were driven by volume growth for the Company's tag, label and entertainment (TLE) products and carbonless papers segment. Continued execution of profit improvement initiatives, improved manufacturing performance, and lower selling, general, and administrative (SG&A) expenses also contributed to the earnings improvement. Those results were partially offset by the impact of lower net sales caused by lower market prices for the Company's thermal receipt paper and unfavorable product mix in the carbonless papers segment. Total company shipment volume was relatively flat compared to second quarter 2016.

Appvion's second quarter 2017 net sales of $164.0 million were $9.6 million lower than second quarter 2016. Year-to-date net sales of $330.7 million were $23.4 million, or 6.6%, lower compared to the same period in 2016, largely as a result of lower prices for thermal paper products as well as lower shipment volume and unfavorable product mix. Total company shipment volume was down approximately 2% compared to first half 2016. Thermal shipment volume declined more than 3%, while carbonless increased less than 1%.

Year-to-date operating income was $11.7 million compared to $13.5 million reported for the same period of 2016. While Company results benefited from improved manufacturing performance, the impact of completed profit improvement projects, and lower SG&A costs, those factors were more than offset by the negative impact of unfavorable product price and mix and slightly lower shipment volume. The chart below explains operating income variances for second quarter and first half 2017 compared to the same periods in 2016:

	For the Three	For the Six
	Months Ended	Months Ended
	July 2, 2017	July 2, 2017
Q2 and H1 2016 operating income	$3.9	$13.5
Shipment volume	0.5	(1.6)
Price and mix	(10.8)	(19.7)
Favorable manufacturing	7.3	13.1
Tornado-related insurance deductible	(1.0)	--
Lower SG&A expenses and other	5.2	6.4
Q2 and H1 2017 operating income	$5.1	$11.7
	dollars in millions	dollars in millions

Performance overview
Kevin Gilligan, Appvion's chief executive officer, said Appvion relied on continued improvements to manufacturing performance, execution of profit improvement projects and ongoing growth of its specialty papers line to counter the negative impact to earnings of sustained downward pressure on market prices for thermal and carbonless papers.

Unfavorable pricing and product mix during second quarter 2017 caused a nearly $11 million decline in earnings compared to second quarter 2016. Almost $6 million of that decline occurred in the Company's thermal papers segment where intensive competitive pressures drove prices for thermal receipt paper to historic lows during second quarter 2017 and caused the Company to delay implementation of its previously announced price increase until July 1.

Product mix for Appvion's carbonless papers segment was negatively affected by reduced sales of carbonless sheet products and a greater percentage of sales of carbonless products to international markets. However, improved product mix for the thermal papers segment led by a 4% increase in shipment volume for thermal TLE products offset nearly half the negative impact to earnings from the mix for carbonless papers segment. A nearly 21% increase in shipment volume for the Company's specialty papers product line helped drive volume for the carbonless segment approximately 3% higher than segment volume for second quarter 2016. Specialty papers volume has increased in three of the last four quarters, and grew nearly 5% on a sequential basis.

Gilligan said the improved performance by the Company's manufacturing operations combined with positive impact of lower raw material, freight and distribution costs, and lower SG&A expenses more than offset the negative impact to earnings of price and product mix combined with relatively flat shipment volume compared to second quarter 2016.

The improvement to manufacturing operations was led by the carbonless papers segment. The financial performance of those operations during second quarter 2017 benefited from the Company's decision to change the schedule for the maintenance shutdown at the Roaring Spring Mill from annual to every 18 months. As a result, the Company deferred the shutdown from second quarter to fourth quarter 2017 and the approximately $4 million charge associated with the shutdown is expected to affect fourth quarter results. The Company will not conduct a planned maintenance shutdown in fiscal 2018.

Gilligan added that the Company exceeded its second quarter and first half 2017 targets for savings from implemented profit improvement projects and remains ahead of plan to achieve $25 million in targeted improvements for full-year 2017.

On June 14 a tornado damaged a warehouse the company leases in Appleton to store base stock rolls for use at the Appleton Plant. "We are grateful to report there were no injuries as a result of the storm and appreciate the coordinated responses from our emergency response teams and local public safety personnel," Gilligan said. Following the storm, Appvion quickly secured temporary warehouse space at a vacant manufacturing facility a few miles from the Appleton Plant. Use of that facility has enabled the Company to maintain inventory and production schedules at the Appleton Plant and thereby minimize any impact to customers while repairs to the warehouse proceed.

Second Quarter Segment Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Thermal Papers	$ 94.5	$ 100.8	$ 1.7	$ 4.9
Carbonless Papers	69.5	72.8	5.4	1.8
Other (Unallocated)	--	--	(2.0)	(2.8)
	$ 164.0	$ 173.6	$ 5.1	$ 3.9

	Net Sales for the		Operating Income (Loss) for the
	Six Months Ended		Six Months Ended
	July 2, 2017	July 3,2016	July 2, 2017	July 3,2016

Thermal Papers	$ 189.6	$ 202.7	$ 4.0	$ 8.8
Carbonless Papers	141.1	151.4	11.8	9.3
Other (Unallocated)	--	--	(4.1)	(4.6)
	$ 330.7	$ 354.1	$ 11.7	$ 13.5

Thermal Papers – Q2 and YTD sales, volume, and operating income
Second quarter 2017 thermal papers net sales totaled $94.5 million compared to net sales of $100.8 million for second quarter 2016. Shipment volumes for the segment were 3% lower than the same quarter of 2016, although TLE papers increased 4%, while volume for thermal receipt paper declined 13%. Second quarter 2017 operating income was $1.7 million compared to second quarter 2016 operating income of $4.9 million. Second quarter 2017 earnings were $0.6 million lower compared to second quarter 2016 due to lower shipment volumes and $5.2 million lower due to the impact of unfavorable pricing and product mix. Those reductions were partially offset by favorable manufacturing costs of $0.9 million and lower SG&A and other spending of $1.7 million.

Year-to-date 2017 thermal papers net sales totaled $189.6 million compared to net sales of $202.7 million for the same period last year. Shipment volumes for the segment were approximately 3% lower than the same quarter of 2016. TLE shipment volume was more than 1% higher while volume for receipt paper was approximately 10% lower compared to first half 2016. Year-to-date 2017 operating income was $4.0 million, which was down from $8.8 million for the same period last year. Year-to-date 2017 earnings were $1.6 million lower compared to the first half 2016 due to lower shipment volumes and $9.0 million lower due to the impact of unfavorable pricing and product mix. Those reductions were partially offset by favorable manufacturing costs of $2.9 million and lower SG&A and other spending of $2.9 million.

Carbonless Papers – Q2 and YTD sales, volume, and operating income
Second quarter 2017 carbonless papers net sales totaled $69.5 million, a decrease of 4.5% compared to net sales of $72.8 million for second quarter 2016. Shipment volumes for the segment were nearly 3% higher than those of second quarter 2016 as specialty papers grew nearly 21%. Second quarter 2017 operating income was $5.4 million compared to second quarter 2016 operating income of $1.8 million. Contributing to the $3.6 million increase in operating income were a $1.1 million improvement due to higher shipment volumes; $6.4 million of favorable manufacturing costs; and $1.7 million of lower SG&A and other spending. The impact of those improvements was somewhat offset by the $5.6 million impact from unfavorable pricing and product mix.

Year-to-date 2017 carbonless papers net sales totaled $141.1 million compared to net sales of $151.4 million for first half 2016. Shipment volumes for the segment were flat compared to first half 2016. However specialty papers volume grew nearly 29% compared to the first six months of 2016. Year-to-date 2017 operating income was $11.8 million, compared to $9.3 million for the same period last year. Unfavorable pricing and product mix lowered year-to-date 2017 earnings by $10.7 million compared to first half 2016. That unfavorable market variance was offset by $10.2 million of improvements to manufacturing costs, which included the positive impact of delaying the mill maintenance shutdown until fourth quarter 2017. Lower SG&A and other spending of $3.0 million also helped to offset the impact of unfavorable pricing and product mix.

Other (Unallocated)
Unallocated corporate charges for second quarter 2017 totaled $2.0 million compared to $2.8 million for 2016. Year-to-date 2017 expense was $4.1 million compared to $4.6 million for the first six months of 2016. Included in corporate unallocated expenses is a $1.0 million insurance deductible related to damage to a company warehouse caused by a tornado in June 2017. That expense reflects $4.0 million of storm damage minus $3.0 million of realized and anticipated insurance recovery.

Balance Sheet
At the end of second quarter 2017, the Company held cash balances of $1.8 million compared to cash balances of $6.4 million at year-end 2016. Net debt was $445.0 million compared to $432.1 million at year-end 2016.

Outlook
Gilligan said the Company expects shipment volumes for its thermal and carbonless products to increase on a year-on-year basis during third quarter 2017.

"While pricing for thermal receipt paper remains highly competitive, we believe we have seen the pricing trough during the first half of the year. Market demand for the product has increased and we expect improvements to shipment volume during third quarter 2017," Gilligan said.

Appvion announced a second price increase for its thermal receipt paper in 2017– a 6 to 8% price increase effective September 1. The Company anticipates that the 5 to 7% announced price increase it implemented on July 1 will also benefit results in the second half of the year, as will recent improvement to the exchange rate between the U.S. Dollar and the Euro and supply agreements the Company reached with certain customers.

The Company expects third quarter 2017 volume for its thermal TLE products to be higher than volume recorded for second quarter 2017 and nearly flat compared to third quarter 2016.

The Company anticipates modest year-on-year volume growth for its carbonless roll and sheet products will be supported by the sustained growth of its specialty papers products that include Triumph® High-Speed Inkjet Papers and kaBoom!® brand of colored papers.

Gilligan said he expects the Company to remain ahead of its plan to achieve its $25 million savings target for full-year 2017. At the same time, the Company is committed to achieving an annual run rate of $45 million from profit improvement projects by the end of 2017.

Gilligan added that the Company is currently in negotiations to refinance certain portions of its outstanding debt.

Earnings release conference call
Appvion will host a conference call to discuss its second quarter 2017 results on Tuesday, August 8, 2017, at 11:00 a.m. ET. The call will be broadcast live over the internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,400 people and is 100 percent employee owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, refinancing efforts, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income (loss), cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	July 2, 2017	July 3, 2016

Net sales	$ 164.0	$ 173.6
Cost of sales	135.4	143.3

Gross profit	28.6	30.3

Selling, general and administrative expenses	23.5	26.4

Operating income	5.1	3.9

Other expense
Interest expense, net	12.5	10.2
Other non-operating expenses	(0.2)	0.5
Income (loss) before income taxes	(7.2)	(6.8)
Provision for income taxes	0.1	0.1

Net income (loss)	$ (7.3)	$ (6.9)

Other Financial Data:
Depreciation and amortization	$ 6.3	$ 6.5

Table 2

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Six Months Ended	For the Six Months Ended
	July 2, 2017	July 3, 2016

Net sales	$ 330.7	$ 354.1
Cost of sales	271.3	287.6

Gross profit	59.4	66.5

Selling, general and administrative expenses	47.7	53.0

Operating income	11.7	13.5

Other expense
Interest expense, net	24.2	20.4
Other non-operating expenses	--	0.2

Loss from continuing operations before income taxes	(12.5)	(7.1)
Provision for income taxes	0.2	0.2

Net income (loss)	$ (12.7)	$ (7.3)

Other Financial Data:

Depreciation and amortization from continuing operations	$ 12.7	$ 13.2

Table 3

Appvion, Inc.
Condensed Consolidated Balance Sheets
(dollars in millions)
(unaudited)

	July 2, 2017	December 31, 2016

Cash and cash equivalents	$ 1.8	$ 6.4
Accounts receivable	44.7	41.3
Inventories	85.6	86.4
Other current assets	3.4	4.5
Total current assets	135.5	138.6

Property, plant and equipment, net	200.3	206.4

Other long-term assets	42.6	42.2

Total assets	$ 378.4	$ 387.2

Current portion of long-term debt	$ 19.8	$ 1.0
Accounts payable	54.7	49.4
Other current liabilities	46.3	48.2
Total current liabilities	120.8	98.6

Long-term debt	427.0	437.5

Other long-term liabilities	161.6	163.4
Total equity	(331.0)	(312.3)

Total liabilities & equity	$ 378.4	$ 387.2

Table 4

Appvion, Inc.
Adjusted EBITDA

	For the Three		For the Six
	Months Ended	For the Three Months Ended	Months Ended	For the Six Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Net loss	$ (7.3)	$ (6.9)	$ (12.7)	$ (7.3)

Add:
Interest expense, net	12.5	10.2	24.2	20.4
Provision for income taxes	0.1	0.1	0.2	0.2
Depreciation & amortization	6.3	6.5	12.7	13.2
Other non-operating expenses	(0.2)	0.5	--	0.2

EBITDA	11.4	10.4	24.4	26.7

Debt modification expense	--	--	0.2	--
Tornado-insurance deductible	1.0	--	1.0	--
Mark-to-market accounting for retiree benefits expense	--	--	--	0.1
Severance/other	0.4	0.1	0.7	0.2
Consulting & other legal fees	--	1.2	--	1.3
ESOP contributions and issuances	0.9	1.2	1.4	1.7

Adjusted EBITDA	$ 13.7	$ 12.9	$ 27.7	$ 30.0

CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com